Exhibit 5.1

21 December 2023	Our Ref: SF/AB/151627

MeiraGTx Holdings plc c/o Walkers Corporate Limited 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands

Dear Addressees

MeiraGTx Holdings plc

We have been asked to provide this legal opinion to you with regards to the laws of the Cayman Islands in connection with the registration by MeiraGTx Holdings plc (the "Company") under the United States Securities Act of 1933, as amended (the "Securities Act"), of:

1.	pursuant to the terms of the Base Prospectus (as defined in Schedule 1) and one or more supplements to the Base Prospectus (each, a "Prospectus Supplement") relating to the registration for issue and sale by the Company of certain of the Company’s securities (the "Securities") consisting of:

(a)	ordinary shares with a nominal value of US$0.00003881 per share in the capital of the Company (the "Ordinary Shares");

(b)	preferred shares in the capital of the Company (the "Preferred Shares");

(c)	warrants to purchase Ordinary Shares or Preferred Shares (the "Warrants");

(d)	purchase contracts for the purchase or sale of debt of equity securities in the Company; and

(e)	units consisting of any combination of Ordinary Shares, Preferred Shares or Warrants in one or more series; and

2.	pursuant to the terms of the Base Prospectus and the Prospectus (as defined in Schedule 1), ordinary shares with a nominal value of US$0.00003881 per share in the capital of the Company and with an aggregate offering price of US$100,000,000 (the "Sales Agreement Shares") to be issued in accordance with the terms and conditions of the Sales Agreement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").

2.	With respect to the Ordinary Shares and the Preferred Shares: when (a) the board of directors of the Company (the "Board") has taken all necessary corporate action to approve the issuance thereof, the terms of the offering thereof and related matters; (b) the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board have been satisfied and payment of the consideration specified therein (being not less than their par value) has been made; and (c) the name of the registered owner thereof has been entered in the Register of Members of the Company confirming that such shares have been issued credited as fully paid, then the Ordinary Shares and/or the Preferred Shares (as applicable) will have been duly authorised and validly issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof in respect of the shares by the Company).

3.	The Sales Agreement Shares have been duly authorised by all necessary corporate action of the Company. Upon the issue of the Sales Agreement Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Sales Agreement Shares have been issued credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and the Sales Agreement and in the manner contemplated by the Registration Statement (as defined in Schedule 1), the Sales Agreement Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof in respect of the shares by the Company).

The foregoing opinion is given based on the following assumptions.

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents (as defined in Schedule 1) are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

3.	The Memorandum and Articles of Association reviewed by us will be the memorandum and articles of association of the Company in effect upon the issuance of the Ordinary Shares, the Preferred Shares and the Sales Agreement Shares.

4.	Each Prospectus Supplement and the documents or agreements referred to therein will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of Ordinary Shares and Preferred Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms.

5.	The Company will offer, issue and sell the Ordinary Shares and the Preferred Shares in the manner contemplated by the Base Prospectus, Prospectus and any Prospectus Supplement and the documents or agreements referred to therein and otherwise in compliance with all applicable United States federal and state securities laws.

6.	The Company Records (as defined in Schedule 1) are complete and accurate and all matters required by law and the Memorandum and Articles of Association to be recorded therein are completely and accurately so recorded.

7.	The accuracy and completeness of all factual representations made in the Registration Statement and all other documents reviewed by us.

8.	The Company will receive consideration in money or money’s worth for each of the Ordinary Shares, Preferred Shares and Sales Agreement Shares when issued, such price in any event not being less than the stated par or nominal value of each Ordinary Share, Preferred Share and Sales Agreement Shares.

9.	The Resolutions are and shall remain in full force and effect and have not been and will not be rescinded or amended. The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

10.	The Documents are within the capacity and power of, and has been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Company).

11.	The Documents constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

12.	All preconditions to the issue of the Sales Agreement Shares under the terms of the Sales Agreement will be satisfied or duly waived prior to the issue of the Sales Agreement Shares and there will be no breach of the terms of the Sales Agreement.

13.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the issuance and allotment of the Ordinary Shares, the Preferred Shares or the Sales Agreement Shares and, insofar as any obligation expressed to be incurred under any of the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

14.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

15.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing (as defined in Schedule 1) issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ WALKERS (CAYMAN) LLP

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation of the Company dated 1 May 2018, the Amended and Restated Memorandum and Articles of Association of the Company dated 19 June 2019 (the "Memorandum and Articles of Association") and each of the Register of Directors, Register of Officers and Register of Mortgages and Charges of the Company (together, the "Company Records").

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on 20 December 2023.

3.	A Certificate of Good Standing dated 11 December 2023 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").

4.	A copy of the executed written resolutions of the Directors of the Company dated 17 December 2023 (the "Resolutions").

5.	Copies of the following documents (the "Documents"):

(a)	the Registration Statement on Form S-3 containing a base prospectus related to the Securities (the "Base Prospectus") and a sales agreement prospectus supplement relating to the Sales Agreement Shares (the "Prospectus") to be filed by the Company with the United States Securities and Exchange Commission to (the "Registration Statement"); and

(b)	the executed Sales Agreement dated 21 December 2023 between the Company and BofA Securities, Inc., relating to the sale of the Sales Agreement Shares (the "Sales Agreement").

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com